Exhibit 99.1
AMENDMENT TO THE LHC GROUP, INC. AMENDED AND RESTATED
2005 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN
This Amendment to the LHC Group, Inc. Amended and Restated 2005 Non-Employee Directors Compensation Plan (the “Plan”) is made and entered into this 12th day of February 2007, by LHC Group, Inc. (the “Company”).
     Pursuant to a resolution of the Board of Directors of the Company, in accordance with Article 7 of the Plan, the Plan is hereby amended as follows:
     1. By deleting the third sentence of Section 5.1 and replacing it with the following:

“Until changed by the Board, the Base Annual Retainer shall be $30,000 for each Non-Employee Director.”
     2. By deleting the third sentence of Section 5.2(a) and replacing it with the following:

“Until changed by the Board, the Supplemental Annual Retainer for the Lead Director shall be $20,000.”
     3. Section 5.2(c) shall be amended to provide that the Supplemental Annual Retainer for serving as the Chair of the Audit Committee shall be $14,000 and the Supplemental Annual Retainer for serving as the Chair of the Compensation Committee shall be $10,000.
     4. By deleting Section 5.3 in its entirety and replacing it with the following:
          “5.3 MEETING FEES. Each Non-Employee Director shall be paid a $1,250 meeting fee for attendance at a regularly scheduled quarterly meeting of the Board (a “Regular Meeting Fee”). If the Board has more than one regularly scheduled meeting in any one calendar quarter, Non-Employee Directors shall not be eligible to receive more than one Regular Meeting Fee in any calendar quarter”
     5. By deleting Section 6.1(b) in its entirety and replacing it with the following:
          “(b) Annual Grant of Stock. Annually on March 1, each Non-Employee Director in service on that date shall be granted an award of Restricted Stock having an aggregate Fair Market Value equal $38,000. The number of shares of Restricted Stock so awarded to each Non-Employee Director shall be determined by dividing $38,000 by the Fair Market Value per share as of the date of grant (rounded up to the nearest hundred shares). All shares of Restricted Stock granted pursuant to this Section 6.1(b) shall be evidenced by a written Award Certificate, and shall be subject to such restrictions and risk of forfeiture as determined by the Board, and shall be granted under and pursuant to the terms of the Incentive Plan, subject to share availability under the Incentive Plan.”
     6. By adding a new Section 6.1(c) to read as follows:

          “(c) Vesting of Restricted Stock. The shares of Restricted Stock awarded as initial grants pursuant to Section 6.1(a) shall vest shall vest and become non-forfeitable as to one-third of the shares on the date of the grant and on each of the first two anniversaries of the grant date or, if earlier, upon the termination of the grantee’s service as a director of the Company due to his or her death, Disability or Retirement. The shares of Restricted Stock awarded as annual grants pursuant to Section 6.1(b) shall vest and become non-forfeitable on the first anniversary of the grant date or, if earlier, upon the termination of the grantee’s service as a director of the Company due to his or her death, Disability or Retirement. If the grantee’s service as a director of the Company (whether or not in a Non-Employee Director capacity) terminates other than by reason of his or her death, Disability or Retirement, then the grantee shall forfeit all of his or her right, title and interest in and to any unvested shares of Restricted Stock as of the date of such termination from the Board and such shares Restricted Stock shall be reconveyed to the Company without further consideration or any act or action by the grantee.”
     7. By deleting Section 6.2(b) in its entirety (and re-ordering 6.2(c) and 6.2(d) accordingly).
     8. Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect as prior to this amendment.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first above written.

LHC GROUP, INC.

By:
Name:
Title: